Exhibit 99.1

Atkore Inc. Announces Third Quarter 2024 Results

•Net sales of $822.4 million, down 10.5% versus prior year
•Net income per diluted share decreased by $1.80 versus prior year to $3.33; Adjusted net income per diluted share decreased by $1.92 versus prior year to $3.80
•Net income decreased by $77.9 million versus prior year to $123.4 million; Adjusted EBITDA decreased by $64.1 million versus prior year to $206.1 million
•Full-year Adjusted EBITDA outlook adjusted to $772 - $782 million; Adjusted net income per diluted share outlook adjusted to $14.30 - $14.52
•On July 31, 2024, Atkore’s Board of Directors declared a quarterly cash dividend of $0.32 per share of common stock payable on August 30, 2024, to stockholders of record on August 20, 2024.

HARVEY, IL. — August 6, 2024 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2024 third quarter ended June 28, 2024.

“Atkore delivered Adjusted EBITDA margins over 25% on essentially flat volume compared to the prior year,” said Bill Waltz, Atkore President and Chief Executive Officer. “Organic volume was up 8% sequentially from the second quarter and up 4% year to date. The Safety & Infrastructure business continues to improve the operational efficiency of our new facility in Hobart, Indiana. The S&I segment increased Adjusted EBITDA by 40 percent versus the prior year.”

Waltz continued, “The third quarter proved to be more challenging than we initially anticipated due to a limited increase in demand from the summer construction season and an overall soft pricing environment across most of our Electrical business. We anticipate these trends to continue into the fourth quarter and next year, and we’ve updated our expectations and outlooks accordingly. Despite these challenges, we have conviction in our people, strategy, and process, which are the three fundamentals of our business system and enable us to remain resilient and focused on the future. During the third quarter, we also repurchased $125 million in shares as part of our capital deployment strategy while continuing to invest in organic growth initiatives.”

2024 Third Quarter Results

	Three months ended
(in thousands)	June 28, 2024	June 30, 2023	Change	% Change
Net sales
Electrical	$605,962	$705,617	$(99,655)	(14.1)%
Safety & Infrastructure	217,024	213,606	3,418	1.6%
Eliminations	(622)	(106)	(516)	486.8%
Consolidated operations	$822,364	$919,117	$(96,753)	(10.5)%

Net income	$123,417	$201,288	$(77,871)	(38.7)%

Adjusted EBITDA
Electrical	$182,568	$266,556	$(83,988)	(31.5)%
Safety & Infrastructure	30,042	21,493	8,549	39.8%
Unallocated	(6,485)	(17,787)	11,302	(63.5)%
Consolidated operations	$206,124	$270,262	$(64,138)	(23.7)%

Exhibit 99.1

Net sales decreased by $96.8 million or 10.5% to $822.4 million for the three months ended June 28, 2024, compared to $919.1 million for the three months ended June 30, 2023. The decrease in net sales is primarily attributed to decreased average selling prices across the Company’s products of $87.5 million, the increased economic value of solar tax credits to be transferred to certain customers of $7.2 million, and decreased sales volume of $1.2 million.

Gross profit decreased by $71.1 million, or 20.3%, to $279.7 million for the three months ended June 28, 2024, as compared to $350.8 million for the prior-year period. Gross margin decreased to 34.0% for the three months ended June 28, 2024, as compared to 38.2% for the prior-year period. Gross profit decreased primarily due to declines in average selling prices of $87.5 million and increased freight costs of $4.8 million, partially offset by the increased net benefit of solar credits generated of $21.8 million and declines in input costs of $2.9 million.

Net income decreased by $77.9 million, or 38.7%, to $123.4 million for the three months ended June 28, 2024 compared to $201.3 million for the prior-year period primarily due to lower gross profit of $71.1 million, lower selling, general and administrative expense of $5.0 million, and lower other expense of $3.1 million partially offset by higher income tax expense.

Adjusted EBITDA decreased by $64.1 million, or 23.7%, to $206.1 million for the three months ended June 28, 2024 compared to $270.3 million for the three months ended June 30, 2023. The decrease was primarily due to lower gross profit.

Net income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $3.33 for the three months ended June 28, 2024, as compared to $5.13 in the prior-year period. Adjusted net income per diluted share decreased by $1.92 to $3.80 for the three months ended June 28, 2024, as compared to $5.72 in the prior year period. The decrease in diluted earnings per share is primarily attributed to lower net income.

Segment Results

Electrical

Net sales decreased by $99.7 million, or 14.1%, to $606.0 million for the three months ended June 28, 2024 compared to $705.6 million for the three months ended June 30, 2023. The decrease in net sales is primarily attributed to decreased average selling prices of $80.8 million and decreased sales volume of $18.2 million.

Adjusted EBITDA for the three months ended June 28, 2024 decreased by $84.0 million, or 31.5%, to $182.6 million from $266.6 million for the three months ended June 30, 2023. Adjusted EBITDA margin decreased to 30.1% for the three months ended June 28, 2024 compared to 37.8% for the three months ended June 30, 2023. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was largely due to the decrease in average selling prices outpacing decreases in input costs.

Safety & Infrastructure

Net sales increased by $3.4 million, or 1.6%, for the three months ended June 28, 2024 to $217.0 million compared to $213.6 million for the three months ended June 30, 2023. The increase is primarily attributed to higher volumes of $17.0 million, partially offset by the increased economic value of solar tax credits to be transferred of $7.2 million and decreased average selling prices of $6.8 million.

Adjusted EBITDA increased by $8.5 million, or 39.8%, to $30.0 million for the three months ended June 28, 2024 compared to $21.5 million for the three months ended June 30, 2023. Adjusted EBITDA margin increased to 13.8% for the three months ended June 28, 2024 compared to 10.1% for the three months ended June 30, 2023. The increase in Adjusted EBITDA and Adjusted EBITDA margin was largely due to higher sales volume and the increased net benefit of solar tax credits.

Exhibit 99.1

Liquidity & Capital Resources

On May 2, 2024, the Board of Directors of Atkore Inc. declared a quarterly cash dividend of $0.32 per share of common stock to stockholders of record on May 21, 2024, which was paid on May 31, 2024.

On July 31, 2024, the Board of Directors of Atkore declared a quarterly cash dividend of $0.32 per share of common stock to stockholders of record on August 20, 2024, to be paid on August 30, 2024.

Full-Year Outlook1

The Company is adjusting its estimate for fiscal year 2024 Adjusted EBITDA to be approximately $772 million to $782 million, and adjusting its estimate for Adjusted net income per diluted share to $14.30 - $14.52.

The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, August 6, 2024, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until August 20, 2024. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (609) 800-9909. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.5B in sales in fiscal year 2023, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
AtkoreCommunications@atkore.com

Investor Contact:
Matthew Kline
Vice President - Treasury & Investor Relations
708-225-2116
Investors@atkore.com
1 Reconciliations of the forward-looking full-year 2024 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Accordingly, we are relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

Exhibit 99.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including but not limited to the Company’s most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our

Exhibit 99.1

acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; failure to generate cash sufficient to pay dividends; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, loss on assets held for sale, restructuring costs and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, loss on assets held for sale, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as

Exhibit 99.1

basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$822,364	$919,117	$2,413,756	$2,648,872
Cost of sales	542,709	568,316	1,551,986	1,610,836
Gross profit	279,655	350,801	861,770	1,038,036
Selling, general and administrative	97,987	103,019	297,147	291,198
Intangible asset amortization	13,216	15,192	41,904	42,778
Operating income	168,452	232,590	522,719	704,061
Interest expense, net	9,944	8,682	26,058	26,645
Other expense, net	560	3,689	1,302	7,588
Income before income taxes	157,948	220,219	495,359	669,828
Income tax expense	34,531	18,931	95,606	120,854
Net income	$123,417	$201,288	$399,753	$548,974

Net income per share
Basic	$3.36	$5.20	$10.74	$13.81
Diluted	$3.33	$5.13	$10.61	$13.62

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 28, 2024	September 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$303,657	$388,114
Accounts receivable, less allowance for current and expected credit losses of $4,702 and $5,179, respectively	503,367	559,854
Inventories, net	573,317	493,852
Prepaid expenses and other current assets	139,913	96,670
Total current assets	1,520,254	1,538,490
Property, plant and equipment, net	615,413	559,041
Intangible assets, net	352,986	394,372
Goodwill	311,998	311,106
Right-of-use assets, net	152,198	120,747
Deferred tax assets	548	546
Other long-term assets	10,647	10,707
Total Assets	$2,964,044	$2,935,009
Liabilities and Equity
Current Liabilities:
Accounts payable	237,184	292,734
Income tax payable	4,914	6,322
Accrued compensation and employee benefits	38,413	45,576
Customer liabilities	99,298	121,576
Lease obligations	20,700	16,230
Other current liabilities	65,327	82,166
Total current liabilities	465,836	564,604
Long-term debt	764,300	762,687
Long-term lease obligations	136,031	105,517
Deferred tax liabilities	21,555	22,346
Other long-term liabilities	14,794	11,736
Total Liabilities	1,402,516	1,466,890
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 35,864,442 and 37,317,893 shares issued and outstanding, respectively	359	374
Additional paid-in capital	502,125	506,783
Retained earnings	1,088,542	994,902
Accumulated other comprehensive loss	(29,498)	(33,940)
Total Equity	1,561,528	1,468,119
Total Liabilities and Equity	$2,964,044	$2,935,009

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 28, 2024	June 30, 2023
Operating activities:
Net income	$399,753	$548,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,407	84,671
Deferred income taxes	(1,065)	(1,171)
Stock-based compensation	14,273	18,100
Amortization of right-of-use assets	21,200	14,713
(Gain) Loss on disposal of property, plant and equipment	(621)	159
Other non-cash adjustments to net income	4,563	6,525
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	57,721	(33,501)
Inventories	(80,674)	(13,611)
Prepaid expenses and other current assets	(11,636)	(6,986)
Accounts payable	(52,093)	16,051
Accrued and other liabilities	(60,136)	(11,580)
Income taxes	(32,193)	(58,059)
Other, net	2,458	(536)
Net cash provided by operating activities	349,957	563,748
Investing activities:
Capital expenditures	(105,098)	(122,535)
Proceeds from sale of properties and equipment	457	31
Acquisition of businesses, net of cash acquired	(6,036)	(83,385)
Net cash used in investing activities	(110,677)	(205,890)
Financing activities:
Issuance of common stock, net of shares withheld for tax	(18,926)	(14,589)
Repurchase of common stock	(281,019)	(416,023)
Finance lease payments	(1,402)	(990)
Dividends paid to shareholders	(23,248)	—
Net cash used for financing activities	(324,595)	(431,603)
Effects of foreign exchange rate changes on cash and cash equivalents	858	2,803
Decrease in cash and cash equivalents	(84,457)	(70,942)
Cash and cash equivalents at beginning of period	388,114	388,751
Cash and cash equivalents at end of period	$303,657	$317,809

	Nine months ended
(in thousands)	June 28, 2024	June 30, 2023
Supplementary Cash Flow information
Capital expenditures, not yet paid	$4,660	$10,593
Operating lease right-of-use assets obtained in exchange for lease liabilities	$45,453	$33,677
Acquisitions of businesses, not yet paid	$—	$14,125
Free Cash Flow:
Net cash provided by operating activities	$349,957	$563,748
Capital expenditures	(105,098)	(122,535)
Free Cash Flow:	$244,859	$441,213

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$123,417	$201,288	$399,753	$548,974
Interest expense, net	9,944	8,682	26,058	26,645
Income tax expense	34,531	18,931	95,606	120,854
Depreciation and amortization	29,932	30,105	88,407	84,671
Stock-based compensation	4,488	5,966	14,273	18,100
Other (a)	3,813	5,289	7,465	10,906
Adjusted EBITDA	$206,124	$270,262	$631,562	$810,150

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	June 28, 2024			June 30, 2023
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$605,962	$182,568	30.1%	$705,617	$266,556	37.8%
Safety & Infrastructure	217,024	30,042	13.8%	213,606	21,493	10.1%
Eliminations	(622)			(106)
Consolidated operations	$822,364			$919,117

	Nine months ended
	June 28, 2024			June 30, 2023
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$1,790,443	$582,679	32.5%	$2,025,287	$767,276	37.9%
Safety & Infrastructure	624,569	75,084	12.0%	623,919	88,091	14.1%
Eliminations	(1,256)			(334)
Consolidated operations	$2,413,756			$2,648,872

ATKORE INC.
ADJUSTED NET INCOME PER DILUTED SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$123,417	$201,288	$399,753	$548,974
Stock-based compensation	4,488	5,966	14,273	18,100
Intangible asset amortization	13,216	15,192	41,904	42,778
Other (a)	3,134	5,358	5,807	9,734
Pre-tax adjustments to net income	20,838	26,516	61,984	70,612
Tax effect	(5,210)	(6,629)	(15,496)	(17,653)
Adjusted net income	$139,046	$221,175	$446,241	$601,933

Diluted weighted average common shares outstanding	36,616	38,657	37,174	39,672
Net income per diluted share	$3.33	$5.13	$10.61	$13.62
Adjusted net income per diluted share	$3.80	$5.72	$12.00	$15.17

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 28, 2024	March 29, 2024	December 29, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Long-term debt	$764,300	$763,762	$763,225	$762,687	$762,149	$761,612
Total debt	764,300	763,762	763,225	762,687	762,149	761,612
Less cash and cash equivalents	303,657	368,050	380,922	388,114	317,809	354,342
Net debt	$460,643	$395,712	$382,303	$374,573	$444,340	$407,270

TTM Adjusted EBITDA (a)	$863,539	$927,676	$991,804	$1,042,127	$1,135,233	$1,242,501

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 29, 2024 can be found in Exhibit 99.1 to form 8-K filed May 7, 2024 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 29, 2023 can be found in Exhibit 99.1 to form 8-K filed February 1, 2024 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended September 30, 2023 can be found in Exhibit 99.1 to form 8-K file November 17 2023 and is incorporated be reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 30, 2023 can be found in Exhibit 99.1 to form 8-K file August 8 2023 and is incorporated be reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 31, 2023 can be found in Exhibit 99.1 to form 8-K filed May 9, 2023 and is incorporated by reference herein.

ATKORE INC.

TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended June 28, 2024:

	TTM	Three months ended
(in thousands)	June 28, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 30, 2023
Net income	$540,678	$123,417	$137,955	$138,381	$140,925
Interest expense, net	34,646	9,944	8,321	7,793	8,588
Income tax expense	135,144	34,531	31,804	29,272	39,537
Depreciation and amortization	119,260	29,932	29,455	29,020	30,853
Stock-based compensation	17,274	4,488	5,028	4,757	3,001
Other (a)	16,538	3,813	(649)	4,300	9,074
Adjusted EBITDA	$863,539	$206,124	$211,914	$213,523	$231,978

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.